Exhibit 10.1

May 6, 2005

Mr. Michael Hill
Chief Financial Officer
Perficient, Inc
1120 S. Capital of Texas Hwy.
Bldg 3, Ste. 220
Austin, TX 78746

Dear Mike:

It is my pleasure to offer this binding commitment on behalf of Silicon Valley Bank in conjunction with KeyBank National Association (the “Bank”) in providing an increase to the Credit Facilities to Perficient, Inc. (the “Borrower”) subject to the terms and conditions contained herein. This letter is not meant to be, nor shall it be construed as, an attempt to define all the terms and conditions of the Facility. Rather, the following is a summary of the basic business points.

Acquisition Loan:

Description	$10,000,000 increase to the existing Acquisition Line of Credit (“Acquisition Facility”), for a total facility of $13,517,006 (based on current outstanding balances).

Purpose	To fund corporate acquisitions. Bank will advance up to 50% of the total Acquisition Value, conditioned upon the acquisition target being accretive to consolidated earnings within three months of the final acquisition date. Advances must be accompanied by statement affirming pro forma covenant compliance.

Interest Rate	The Interest Rate shall be fixed at the time of each advance. The Interest Rate shall be equal to the average four-year Treasury yield plus 325 basis points.

Loan Fee	25 basis point fee based upon the incremental increase, payable at closing of the increase to the Acquisition Facility.

Advance Period	Borrower will have thirteen months to advance on the Credit Facility.

Repayment	Interest only through 13 months from the close of the increase, followed by a thirty-six month amortization requiring equal monthly payments of principal and accrued interest.

7000 NORTH MOPAC | SUITE 360 | AUSTIN, TX 78731| 512.372.6750 | SVB.COM

Revolving Line of Credit:

Description	$15,000,000 Revolving Line of Credit (“Operating Line”). This will replace the existing $9,000,000 line of credit.

Purpose	To provide working capital.

Maturity	Three years from the close of the increase.

Interest Rate	Prime plus 1.25%

Loan Fee	12.5 basis points on the incremental increase of the Operating Line at the close of the increase. 12.5 basis points on the commitment amount payable at each anniversary.

Unused Fee	8 basis point unused portion fee will be charged per quarter in arrears on the average unused portion of the facility (L/C’s will be counted as outstandings).

Repayment	Interest monthly with all principal and interest due at maturity.

Borrowing Formula	Up to 80% of Eligible Receivables. Eligible Receivables shall include those domestic accounts outstanding 90 days or less from invoice date, plus “unbilled” accounts receivable that are fully earned but unbilled due to billing cycles, provided that those accounts will be billed within two weeks of completion. Inclusion of “unbilled” accounts receivable shall not exceed 40% of the aggregate borrowing base. Eligible Receivables will exclude contra accounts, deferred revenue, inter-company accounts, unbilled accounts, federal government accounts for which Bank has not been granted an assignment of claims, foreign accounts, cross-agings over 50%, and accounts exceeding 25% of total accounts receivable (IBM will maintain a 40% concentration limit). Cross-agings and concentrations of Eligible Receivables will also apply to earned but unbilled accounts.

CONDITIONS PERTAINING TO THE CREDIT FACILITIES

Security	First perfected security interest in all accounts, inventory, chattel paper, equipment, fixtures with a specific filing on general intangibles, including material patents, trademarks and copyrights, now owned or hereafter acquired together with all products and proceeds thereof.

Warrants	None.

7000 NORTH MOPAC | SUITE 360 | AUSTIN, TX 78731| 512.372.6750 | SVB.COM

Financial Covenants	1) Minimum Liquidity Ratio of 0.75x to be maintained at all times. The ratio will be defined as Cash with Bank plus Eligible Accounts Receivable less outstandings on the Operating Line, divided by the outstanding balance on the Acquisition Facility.

2) Minimum Debt Service Coverage Ratio of 1.50x, applicable when there are any outstanding obligations on the Acquisition Facility. The ratio is defined as after tax earnings before interest, depreciation and amortization, annualized, divided by current maturities of long-term debt plus interest. The Ratio will be tested monthly and based on a trailing three months.

3) A ratio of Total Funded Debt to EBITDA not to exceed 2.5x. The ratio will be tested quarterly based on trailing 12 months EBITDA:

EBITDA defined as earnings before interest and taxes plus depreciation and amortization plus reasonable non-cash charges including those charges incurred in connection with the refinancing of existing debt. EBITDA shall exclude one-time extraordinary gains. EBITDA will include historical results for conforming future acquisitions plus applicable Pro Forma Adjustments as defined in the June 8, 2004 Loan Modification. Such pro forma EBITDA adjustments to consolidated EBITDA for acquisitions to include trailing 12 months EBITDA from a conforming acquisition. EBITDA from a conforming acquisition to be validated by receipt and review of financial statements, audited if available, of the acquired company. This language will be consistent with the existing term loan agreement.

Total Funded Debt defined as all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed; all capital lease obligations; all synthetic leases; all obligations, contingent or otherwise, under any letter of credit; all obligations for the deferred purchase price of capital assets; and, all obligations under conditional sales agreements. Funded debt to exclude all operating leases of Borrower and operating leases of Borrower’s subsidiaries guaranteed by Borrower.

Other Covenants	In addition to the Affirmative and Negative Covenants specified in Sections 6 and 7 of the Loan & Security Agreement dated December 5, 2003, as amended (excluding any Financial Covenants specified therein), Borrower will agree to inform Bank of any material change, including the cancellation or renewal, in the status of its services agreement with IBM.

Compensating Balances	Borrower shall agree to maintain 85% of its operating and investment accounts at or through the Bank.

Financial Reporting	Borrower shall provide Financial Reporting stipulated in Section 6.2 of the Loan & Security Agreement date December 5, 2003, which includes:

1) Monthly financial statements, accompanied by a Compliance Certificate within thirty (30) days after month end.
2) Monthly accounts receivable and accounts payable agings, accompanied by a Borrowing Base Certificate within thirty (30) days after month end.

7000 NORTH MOPAC | SUITE 360 | AUSTIN, TX 78731| 512.372.6750 | SVB.COM

3) Detailed deferred revenue list within thirty (30) days after month end.
4) Unqualified audited financial statements, within one-hundred twenty (120) days after its fiscal year end.

Insurance	The Borrower will be required to provide insurance against loss or damage to equipment and commercial general liability insurance, both with terms and companies satisfactory to Bank.

Documents	The Bank will provide its standard Loan & Security Agreement and related documents (collectively, the “Loan Documents”), which shall be conformed to the specific terms of this proposal.

Other Expenses	Borrower agrees to pay all Bank’s costs associated with the closing of the Credit Facility, including legal expense, UCC and Intellectual Property search and filing fees.

Approval	This commitment has been approved by the Bank’s credit committee and no further approvals are required by the Bank to execute definitive loan documents related hereto.

Confidentiality	This letter is delivered to you with the understanding that neither it nor its substance shall be disclosed publicly or privately to any third person except to those who are in a confidential relationship to you (such as your legal counsel or potential/existing equity investors), or where the same is required by law and then, only on a basis that it not further be disclosed.

If these basic terms and conditions are acceptable, please so indicate by returning an executed copy of this letter to Silicon Valley Bank, 7000 North Mopac, Ste. 360, Austin, Texas, 78731.

Upon acceptance of this letter, the Bank shall commence preparation of the definitive loan documents, which shall supersede this letter at Borrower’s expense. This commitment is intended to create a binding obligation on the part of the Bank to increase Borrower’s Credit Facilities on the terms set forth above, subject to the negotiation and execution of mutually satisfactory definitive loan documents. Each of the Bank and the Borrower shall use its reasonable best efforts to negotiate and execute the definitive loan documents promptly upon acceptance of this letter.

7000 NORTH MOPAC | SUITE 360 | AUSTIN, TX 78731| 512.372.6750 | SVB.COM

We appreciate the opportunity to make this binding commitment to Perficient, Inc. and look forward to furthering our mutually rewarding relationship.

With best regards,

SILICON VALLEY BANK	KEYBANK NATIONAL ASSOCIATION

Phillip Wright	Thomas A. Crandell
Vice President	Senior Vice President

AGREED & ACCEPTED, this ___day of                     , 2005.

Perficient, Inc.

Michael Hill Chief Financial Officer

7000 NORTH MOPAC | SUITE 360 | AUSTIN, TX 78731| 512.372.6750 | SVB.COM